Exhibit 99.1

BOARDWALK BANCORP REPORTS
FIRST QUARTER 2007 RESULTS

Linwood, New Jersey—Boardwalk Bancorp, Inc. (NASDAQ, “BORD”), parent company of Boardwalk Bank, announced its operating results for its first quarter ended March 31, 2007.  Boardwalk reported net income of $647,000 or $0.15 per diluted share for the first quarter of 2007, a 15.1% decrease over the first quarter of 2006 net income of $762,000 or $.21 per diluted share.

For the quarter ended March 31, 2007, Bancorp’s provision for loan losses was $207,000 which increased the allowance for loan losses to $3,485,000 or 1.20% of total loans.  At quarter end, the Bank had $1,159,000 in non-performing assets compared to $480,000 at December 31, 2006.

At March 31, 2007, Bancorp’s total assets increased to $454,272,000 from $428,686,000 at March 31, 2006, an increase of $25,586,000 or 6.0%.  Total assets increased by $992,000 from $453,280,000 at December 31, 2006.  Total loans at March 31, 2007 rose to $289,803,000 from $257,152,000 at March 31, 2006 for an increase of $32,651,000 or 12.7%.  Year to date for 2007, total loans increased $12,337,000 or 4.5% from December 31, 2006.

At March 31, 2007, Bancorp’s shareholders’ equity totaled $50,317,000 or 11.08% of period end assets.

Bancorp also announced that effective January 1, 2007 it elected to early adopt Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, including the amendment of FASB statement No. 115 and No. 157 Fair Value Measurements.  SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates.  In the first quarter of 2007,  Bancorp had begun a restructuring program to reduce interest rate risk with the sale of $13,634,000 par value of investment securities in March 2007.  Bancorp identified an additional $49,387,000 par value of assets that could be restructured to further reduce interest rate risk.  It is one of Bancorp’s practices to manage interest rate risk utilizing adjustments to the securities investment portfolio.  The initial fair value measurement of the items identified for interest rate risk restructuring resulted in a $1,914,000, net of tax, cumulative-effect adjustment recorded as a reduction in retained earnings as of January 1, 2007.  Under SFAS No. 159, this adjustment will not be recognized in current earnings.  This charge to retained earnings resulted in a net reduction in total shareholders equity of $1,053,000 because of the fair value adjustment to Held -To - Maturity securities included in the restructuring.  The remaining charge of $861,000 had no impact on shareholders equity because the fair value adjustment had previously been included as an element of total shareholders equity in the accumulated other comprehensive loss account.  Bancorp recorded an unrealized fair market value pre-tax trading loss of $66,540 in the first quarter of 2007 upon adoption of SFAS No. 159 relating to the change in fair value of the identified securities from the election date of January 1, 2007 to March 31, 2007.  Bancorp sold most of the identified securities during the second quarter of 2007 as part of its continuing efforts to reduce exposure to fluctuations in general levels of interest rates.

SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)

	March 31, 2007	December 31, 2006	March 31, 2006
Investments	$125,494	$139,342	$139,086
Net Loans	286,318	274,193	254,120
Allowance for Loan Losses	3,485	3,273	3,032
Total Assets	454,272	453,280	428,686
Total Deposits	310,013	309,953	300,949
Total Borrowings	92,844	91,061	91,215
Total Capital	50,317	51,127	35,275

SELECTED INCOME STATEMENT DATA
(Unaudited, in thousands except per share data)

	Quarter ended	Quarter ended
	March 31, 2007	March 31, 2006
Interest Income	$7,172	$6,097
Interest Expense	3,967	3,018
Net interest income	3,205	3,079
Provision for loan losses	207	171
Pre-tax income	774	1,076
Net income	647	762
Basic earnings per share	.15	.25
Diluted earnings per share	.15	.21

For further information contact Michael D. Devlin, CEO, or Wayne Hardenbrook, CFO, Boardwalk Bancorp: (888) 720-2265.

This press release discusses primarily historical information.  Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry.  Further information on factors that could affect Bancorp’s financial results can be found in the Bank’s Form 10-K for the year ended December 31, 2006, which is filed by the Bank with the Securities and Exchange Commission.

Boardwalk Bancorp Declares Quarterly Dividend

Linwood, New Jersey- April 26, 2007—Boardwalk Bancorp (NASDAQ “BORD” ) today announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, payable May 17, 2007 to shareholders of record as of May 7, 2007.

“The Board’s commitment to provide real value to the shareholders continues” said Michael Devlin, Chief Executive Officer of Boardwalk Bancorp.

For further information contact Michael D. Devlin, CEO, or Wayne Hardenbrook, CFO, Boardwalk Bancorp: (888) 720-2265.

This release contains statements of Boardwalk Bancorp’s strategies, plans and objectives, and may be identified by the use of words such as “may,” “will,” “could,” “should,” “project,” “expect,” “anticipate,” “plan,” “intend,” and similar words.  These statements constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties, any of which may cause actual results to differ materially from the results or objectives expressed or implied from the forward looking statements.  Factors which could cause or contribute to such differences include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other competitive, governmental, regulatory, and technological factors affecting Bancorp and its operations, pricing, products, and services. Other factors that may cause actual results to differ from results expressed or implied by forward-looking statements are described in Bancorp’s registration statements and periodic filings with the SEC.